Exhibit 10.1

ISLAND BROADCASTING COMPANY

WNYN Ch. 39 New York
WNYX Ch. 35 New York
WXNY Ch. 32 New York
WNXY Ch. 26 New York
WNYZ Ch. 6 New York

As a temporary alternative to declaring Echo Broadcasting Group, Inc. in default of the November 2007 agreement, Island agrees, as of April 28, 2008, to the following:

1)      Island will allow Echo to delay the following payments.

a	)	The January 2008 balance of	$167,334
b	)	The March 2008 balance of	$20,000
c	)	The April 2008 balance of	$200,000
d	)	The May 2008 balance of	$200,000
e	)	The June 2008 balance of	$200,000

2)	Echo Broadcasting will pay an annual interest rate charge of 8 % on all outstanding balances (which will result in a total amount due on July 1, 2008, of $ 1,002,791.)

3)
In addition, Echo Broadcasting will pay a fee of 200,000 restricted shares of MMG common stock per month for each month for which payment is not made in full per the November 2007 agreement, which represents a total of 1,000,000 shares on July 1st.

4)	Starting July 1st, 2008, all payments must be made in accordance with the November, 2007 agreement.

5)	Echo will not be required to pay any 8 % interest penalty or 200,000 common shares penalty for any month in which the November, 2007 agreement is met.

6)	As of July 1st, 2008, the November 2007 agreement between the parties once again becomes fully operative.

Agreed and accepted by

/s/ Richard Bogner
Richard Bogner                                                                                    Alex shvarts
Island Broadcasting Co.                                                                     Mega Media Group, Inc.

4 HUNTERS LANE • ROSLYN, N.Y. 11576 • (516) 627-5103 • FAX: (516) 627-4469
E-MAIL: RDBOGNER@AOLCOM